Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment No. 461 to Registration Statement No. 002-41839 on Form N–1A of our reports dated March 14, 2019, relating to the financial statements and financial highlights of Fidelity SAI Tax-Free Bond Fund and Fidelity Tax-Free Bond Fund, and of our report dated March 15, 2019, relating to the financial statements and financial highlights of Fidelity Series Large Cap Value Index Fund (formerly Fidelity Series 1000 Value Index Fund), each a fund of Fidelity Salem Street Trust, appearing in the Annual Reports on Form N-CSR of Fidelity Salem Street Trust for the year ended January 31, 2019, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 25, 2019